Exhibit 5.1

March 11, 2008

Bally Technologies, Inc.
6601 S. Bermuda Road

Las Vegas, NV 89119

Re:          Bally Technologies, Inc.
                Registration Statement on Form S-8

Ladies and Gentlemen:

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Bally Technologies, Inc., a Nevada corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an additional 2,550,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”).  2,050,000 of the Shares (the “Plan Shares”) are to be issued under the Company’s Amended and Restated 2001 Long Term Incentive Plan (the “Plan”), and 500,000 of the Shares (the “ESPP Shares”) are to be issued pursuant to the Company’s 2008 Employee Stock Purchase Plan (the “ESPP”).

In arriving at the opinions expressed below, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the ESPP, such corporate records, certificates of officers of the Company and of public officials and other instruments as I have deemed necessary or advisable to enable me to render these opinions. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that (i) the issuance by the Company of the Shares has been duly authorized, (ii) when issued in accordance with the terms of the Plan, the Plan Shares will be validly issued, fully paid and non-assessable and (iii) when issued in accordance with the terms of the ESPP, the ESPP Shares will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Nevada.  This opinion letter is limited to federal laws of the United States and the laws of the state of Nevada as such laws presently exist and to the facts as they presently exist. I express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ Mark Lerner
Mark Lerner
Senior Vice President, General Counsel and
Secretary